AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 2006
REGISTRATION NO. 333-133373

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT
NO. 1 ON
FORM S-3/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERSO TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	7373	41-1484525
(State or other	(Primary Standard	(I.R.S. Employer
jurisdiction of	Industrial	Identification No.)
incorporation or	Classification
organization)	Code Number)
400 Galleria Parkway
Suite 200
Atlanta, Georgia 30339
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Juliet M. Reising
Chief Financial Officer
400 Galleria Parkway
Suite 200
Atlanta, Georgia 30339
(678) 589-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Robert C. Hussle, Esq.
Rogers & Hardin LLP
2700 International Tower,
229 Peachtree Street, NE
Atlanta, Georgia 30303
(404) 522-4700
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or investment reinvestment plans, please check the following box.  ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or investment reinvestment plans, check the following box.  ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
CALCULATION OF REGISTRATION FEE

Proposed
Title of each class		maximum		Amount of
of securities to be	Amount	offering price	Aggregate offering	registration
registered	to be registered (1)	per unit(2)	price (2)	fee (3)
common stock, par value $.01 per share	11,506,098 shares	$1.26	$14,497,683.48	$1,551.25

(1)	Represents outstanding shares of the registrant’s common stock and shares of the registrant’s common stock which are issuable upon exercise from time to time of warrants held by the selling shareholders named in the prospectus contained herein and any supplements thereto, plus an indeterminate number of shares of the registrant’s common stock that may be issuable in connection with the securities registered hereby by reason of stock splits, stock dividends or other adjustments under certain conditions in accordance with Rule 416 of the Securities Act.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) promulgated under the Securities Act based upon the average of the high and low prices of the registrant’s common stock on April 13, 2006, as reported by The Nasdaq Capital Market.

(3)	Previously paid with the initial filing of this registration statement.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT VERSO TECHNOLOGIES, INC. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
SUBJECT TO COMPLETION
PROSPECTUS DATED JUNE 2, 2006
PROSPECTUS
11,506,098 SHARES OF COMMON STOCK
OF
VERSO TECHNOLOGIES, INC.
400 Galleria Parkway
Suite 200
Atlanta, Georgia 30339
678-589-3500
This prospectus relates to the sale of up to 11,506,098 shares of common stock, par value $0.01 per share (the “Common Stock”), of Verso Technologies, Inc. (the “Company” or “we”) by the selling shareholders (the “Selling Shareholders”) identified in the section of this prospectus titled “Selling Shareholders.” The Company will not receive any proceeds from the sale of the shares of Common Stock by any Selling Shareholder. The Company has agreed to bear all expenses of registration of the Common Stock offered hereby under Federal and state securities laws.
The Common Stock is listed on The Nasdaq Capital Market under the symbol “VRSO.” The last reported sale price of the Common Stock as reported on The Nasdaq Capital Market on May 31, 2006 was $1.02 per share.
The Selling Shareholders, directly or through agents, brokers or dealers designated from time to time, may sell the shares of Common Stock offered hereby from time to time on terms to be determined at the time of sale. See the section of this prospectus titled “Plan of Distribution.”
The Company has also filed with the Securities and Exchange Commission (the “SEC”) (i) a Registration Statement on Form S-3, as amended (No. 333-127817), which registers the resale of up to 846,013 shares of Common Stock; and (ii) a Registration Statement on Form S-3, as amended (No. 333-126223), which registers for resale up to 189,997 shares of Common Stock (collectively, the “Concurrent Registration Statements”). The selling shareholders identified in the Concurrent Registration Statements may sell the shares of Common Stock registered for their accounts therein from time to time on terms to be determined at the time of sale in accordance with the Plan of Distribution included in the prospectus which forms a part of such Concurrent Registration Statements.
See the section of this prospectus titled “Risk Factors” beginning on page 2 for certain factors relating to an investment in the shares of Common Stock offered hereby.
Neither the SEC nor any other state securities commission has approved or disapproved of the Common Stock offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is [                    ], 2006.

PROSPECTUS

PROSPECTUS SUMMARY
About Verso Technologies, Inc.
     The Company is a global technology provider of next-generation network packet-based bundled technology solutions for service providers. These products enable customers to reduce communications costs, generate additional revenue and secure and optimize network bandwidth. The Company focuses on softswitch, prepaid and compression technologies that optimize bandwidth and enable next-generation protocols such as Voice over Internet Protocol (“VoIP”), as well as other advanced protocols. The Company is creating open and scalable solutions that are compatible with industry standards and are in emerging high growth areas in international and domestic communications markets.
About the Offering and this Prospectus
     This prospectus relates to the resale of up to 11,506,098 shares of Common Stock by the Selling Shareholders identified in this prospectus under the section of this prospectus titled “Selling Shareholders.” The Company will not receive any proceeds from the resale of shares by any Selling Shareholder. See the section of this prospectus titled “Use of Proceeds.” The Company has agreed to bear all expenses of registration of the Common Stock offered by this prospectus.
     This prospectus is part of a registration statement that the Company has filed with the SEC utilizing a “shelf” registration process. Under the shelf registration process, the Selling Shareholders may, from time to time, sell the Common Stock described in this prospectus. The Company may prepare a prospectus supplement at any time to add, update or change the information contained in this prospectus. This prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. Whenever a reference is made in this prospectus to an agreement or other document of the Company, be aware that such reference is not necessarily complete and you should refer to the exhibits that are filed with or incorporated by reference in the registration statement for a copy of the agreement or other document. You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits filed with or incorporated by reference into the registration statement and the additional information described under the section of this prospectus titled “Where You Can Find More Information.”

RISK FACTORS
The price of the Common Stock has been volatile.
     The stock market in general and the market for technology companies in particular, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. From September 13, 2002 to May 31, 2006, the per share closing price of the Common Stock on The Nasdaq Capital Market fluctuated from a high of $5.07 to a low of $0.22. The Company believes that the volatility of the price of the Common Stock does not solely relate to the Company’s performance and is broadly consistent with volatility experienced in the Company’s industry. Fluctuations may result from, among other reasons, responses to operating results, announcements by competitors, regulatory changes, economic changes, market valuation of technology firms and general market conditions.
     In addition, in order to respond to competitive developments, the Company may from time to time make pricing, service or marketing decisions that could harm its business. Also, the Company’s operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In either case, the trading price of the Common Stock would likely decline.
     The trading price of the Common Stock could continue to be subject to wide fluctuations in response to these or other factors, many of which are beyond the Company’s control. If the market price of the Common Stock decreases, then shareholders may not be able to sell their shares of Common Stock at a profit.
The Company may be unable to fund future growth.
     The Company’s business strategy calls for growth internally as well as through acquisitions. The Company has invested substantial funds in its sales and marketing efforts in order to grow revenues. This strategy to increase sales and marketing resources as well as other strategies for growth internally which the Company may implement now or in the future will require funding for additional personnel, capital expenditures and other expenses, as well as for working capital purposes. Financing may not be available to the Company on favorable terms or at all. If adequate funds are not available on acceptable terms, then the Company may not be able to meet its business objectives for expansion. This, in turn, could harm the Company’s business, results of operations and financial condition. In addition, if the Company raises additional funds through the issuance of equity or convertible debt securities, then the percentage ownership of the Company’s shareholders will be reduced, and any new securities could have rights, preferences and privileges senior to those of the Common Stock. Furthermore, if the Company raises capital or acquires businesses by incurring indebtedness, then the Company will become subject to the risks associated with indebtedness, including interest rate fluctuations and any financial or other covenants that the Company’s lender may require. Moreover, if the Company’s strategy to invest in its sales and marketing efforts in order to grow revenues does not produce the desired result, then the Company will have incurred significant expenses for which it may or may not have obtained adequate funding to cover.
The Company has a history of losses and may not be profitable in the future.
     The Company has a history of net losses, including net losses of $20.1 million for the 2005 fiscal year, $38.8 million for the 2004 fiscal year, $18.3 million for the 2003 fiscal year, $2.7 million for the 2002 fiscal year and $147.6 million for the 2001 fiscal year. As of March 31, 2006, the Company had an accumulated deficit of $336.9 million. Further, developing the Company’s business strategy and expanding the Company’s services will require significant additional capital and other expenditures. Accordingly, if the Company is not able to increase its revenue, then it may never generate sufficient revenues to achieve or sustain profitability.
The Common Stock may be delisted from The Nasdaq Capital Market.
     The Common Stock is currently quoted on The Nasdaq Capital Market. The Company must satisfy certain minimum listing maintenance requirements to maintain such quotation, including a series of financial tests relating to shareholders equity or net income or market value, public float, number of market makers and shareholders, market capitalization, and maintaining a minimum bid price of $1.00 per share for the Common Stock.
     On November 11, 2004, The Nasdaq Stock Market notified the Company that for the last 30 consecutive business days the bid price for the Common Stock had closed below the minimum $1.00 per share requirement for continued inclusion of the Common Stock on The Nasdaq Capital Market as required by Marketplace Rule 4310(c)(4) (the “Rule”). In accordance with Marketplace Rule 4310(c)(8)(D), the Company had 180 calendar days, or until May 10, 2005, to regain compliance with the Rule by having the bid price of the Common Stock close at $1.00 per share or more for a minimum of 10 consecutive business days at anytime before May 10, 2005. The Company did not obtain compliance with the bid price requirement of the Rule by May 10, 2005; however, because the Company met all of the other initial listing criteria set forth in Marketplace Rule 4310(c) other than the bid price requirement, the Company had an additional 180 calendar day compliance period in which to demonstrate compliance with the Rule. In order to comply with the Rule, the Company’s Board of Directors amended the Company’s Articles of Incorporation to provide for a 1-for-5 reverse stock split of the outstanding Common Stock, pursuant to which every one share of Common Stock issued and outstanding was automatically reclassified and converted into one-fifth of a share of Common Stock, effective as of October 11, 2005. The reverse split enabled the Company to maintain the minimum listing requirements to continue its quotation on The Nasdaq Capital Market without interruption. However, it is possible that the bid price of the Common Stock could again fall below $1.00 for a period of 30 consecutive business days resulting in another infraction under the Rule. If the Company is unable to satisfy the Rule or any other continued listing requirement of The Nasdaq Capital Market, then the Common Stock may be subject to delisting.
     If the Common Stock is delisted from The Nasdaq Capital Market, then the Common Stock may trade on the Over-the-Counter-Bulletin Board, which is viewed by most investors as a less desirable and less liquid market place. Delisting from The Nasdaq Capital Market could make trading the Common Stock more difficult for the Company’s investors, leading to declines in share price. Delisting of the Common Stock would also make it more difficult and expensive for the Company to raise additional capital. Furthermore, delisting of the Common Stock is an event of default under the Company’s credit facility with the Company’s primary lender, the Company’s outstanding 7.5% convertible debentures and 6% senior unsecured convertible debentures and, through certain cross default provisions, the Loan and Security Agreement the Company entered into with Clarent Corporation in connection with the Company’s acquisition of substantially all of the business assets, and certain related liabilities, of Clarent Corporation on February 12, 2003.
The Company’s growth could be limited if it is unable to attract and retain qualified personnel.
     The Company believes that its success depends largely on its ability to attract and retain highly skilled and qualified technical, managerial and marketing personnel. Competition for highly skilled engineering, sales, marketing and support personnel is intense because there is a limited number of people available with the necessary technical skills and an understanding of the markets which the Company serves. Workforce reductions by the Company during recent years may adversely affect the Company’s ability to retain its current employees and recruit new employees. The inability to hire or retain qualified personnel could hinder the Company’s ability to implement its business strategy and harm its business.
The Company is exposed to the general condition of the telecommunications market.
     The Company’s business is subject to global economic conditions, and in particular, market conditions in the telecommunications industry. The Company’s operations could be adversely affected if capital spending from telecommunications service providers do not grow or decline. If global economic conditions worsen, or if the prolonged slowdown in the telecommunications industry continues, then the Company may experience adverse operating results.

The Company’s need to invest in research and development could harm the Company’s operating results.
     The Company’s industry is characterized by the need for continued investment in research and development. If the Company fails to invest sufficiently in research and development, then the Company’s products could become less attractive to potential customers, which could have a material adverse effect on the Company’s results of operations and financial condition. As a result of the Company’s need to maintain or increase its spending levels in this area, the Company’s operating results could be materially harmed if the Company’s net sales fall below expectations. In addition, as a result of the need for research and development and technological innovation, the Company’s operating costs may increase in the future.
The market for converged communications solutions is still in its infancy and rapidly evolving. If this market does not develop and grow as expected, then it could have a material adverse effect on the Company’s business.
     While the Company believes there is a significant growth opportunity in providing converged communications solutions to its customers, there can be no assurances that this technology will be widely accepted or that a viable market for the Company’s products will fully develop or be sustainable. If this market does not develop, or develops more slowly than expected, then the Company may not be able to sell its products in significant volume, or at all. Due to the intense competition in this market and the recent introduction of this technology, there can be no assurance that the Company will succeed in this evolving marketplace.
Intellectual property infringement claims against the Company, even without merit, could require the Company to enter into costly licenses or deprive the Company of the technology it needs.
     The Company’s industry is technology intensive. As the number of competitors in the Company’s target markets increases and the functionality of the products produced by such competitors further overlaps, third parties may claim that the technology the Company develops or licenses infringes their proprietary rights. Any claims against the Company or any of its subsidiaries may affect the Company’s business, results of operations and financial conditions. Any infringement claims, even those without merit, could require the Company to pay damages or settlement amounts or could require the Company to develop non-infringing technology or enter into costly royalty or licensing agreements to avoid service implementation delays. Any litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of litigation and the resulting distraction of the Company’s management resources could have a material adverse effect on the Company’s results of operations and financial condition. If successful, a claim of product infringement could deprive the Company of the technology it needs altogether.
Failure to protect the Company’s intellectual property rights could have a material adverse effect on the Company’s business.
     The Company’s success depends in part upon the protection of the Company’s proprietary application software and hardware products. The Company has taken steps that it believes are adequate to establish, protect and enforce its intellectual property rights. The Company cannot assure you that these efforts will be adequate. Despite the Company’s efforts to protect the Company’s proprietary rights, unauthorized parties may attempt to copy or otherwise obtain rights to use the Company’s products or technology.
     The Company has pending several patent applications related to its products. There can be no assurance that these patents will be issued. Even if these patents are issued, the limited legal protection afforded by patent, trademark, trade secret and copyright laws may not be sufficient to protect the Company’s proprietary rights to the intellectual property covered by these patents.
     Furthermore, the laws of many foreign countries in which the Company does business do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. In addition, it is necessary to file for patent and trademark protection in foreign countries in order to obtain legal protection in those countries. The Company has made such international filings only on a limited basis. These efforts may not be sufficient and additional filings may be cost prohibitive. Additionally, even if the Company’s domestic and international efforts are successful, the Company’s competitors may independently develop non-infringing technologies that are substantially similar or superior to the Company’s technologies.
If the Company’s products contain defects, then the Company’s sales are likely to suffer, and the Company may be exposed to legal claims.
     The Company’s business strategy calls for the development of new products and product enhancements which may from time to time contain defects or result in failures that the Company did not detect or anticipate when introducing such products or enhancements to the market. In addition, the markets in which the Company’s products are used are characterized by a wide variety of standard and non-standard configurations and by errors, failures and bugs in third-party platforms that can impede proper operation of the Company’s products. Despite product testing by the Company, defects may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these defects could result in product returns, adverse publicity, loss of or delays in market acceptance of the Company’s products, delays or cessation of service to the Company’s customers or legal claims by customers against the Company.
     To the extent that contractual provisions that limit the Company’s exposure to legal claims are unenforceable or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on the Company’s business, results of operations and financial condition.
The Company may be obligated to indemnify customers who purchase equipment from the Company against claims of patent infringement.
     In the course of the Company’s business, the Company may sell certain equipment and license software to its customers, and in connection with such sale and license, may agree to indemnify these customers from claims made against them by third parties for patent infringement related to such equipment and software. If the Company is required to make any payments in respect of these indemnification obligations, then it could have a material adverse effect on its business, results of operations and financial condition.
The Company’s focus on emerging markets could make achievement of its sales goals more difficult.
     The Company focuses a large part of its sales efforts on emerging markets, including the Middle East, Africa and Latin America. These markets can be more volatile and less predictable than more developed markets. In addition, there is less of a track record for demand for communications products in these markets and both service providers and end users tend to have less capital to spend on communications products. These elements could impact the Company’s ability to meet its sales objectives.
Sales to customers based outside the United States have accounted for a significant portion of the Company’s revenues, which exposes the Company to risks inherent in international operations.
     International sales represented 73% of the revenues for the Company’s Packet-based Technologies Group for the year ended December 31, 2005 and 68% of the revenues for such group for the year ended December 31, 2004. Furthermore, the Company expects sales to international markets to increase as a percentage of revenues in the future. International sales are subject to a number of risks, including changes in foreign government regulations, laws, and communications standards; export license requirements; currency fluctuations, tariffs and taxes; other trade barriers; difficulty in collecting accounts receivable; longer accounts receivable collection cycles; difficulty in managing across disparate geographic areas; difficulties in hiring qualified local personnel; difficulties associated with enforcing agreements and collecting receivables through foreign legal systems; expenses associated with localizing products for foreign markets; and political and economic instability, including disruptions of cash flow and normal business operations that may result from terrorist attacks or armed conflict.

     If the relative value of the U.S. dollar in comparison to the currency of the Company’s foreign customers should increase, then the resulting effective price increase of the Company’s products to these foreign customers could result in decreased sales. In addition, to the extent that general economic downturns in particular countries or regions impact the Company’s customers, the ability of these customers to purchase the Company’s products could be adversely affected especially for some of the more significant projects. Payment cycles for international customers can be longer than those for customers in the United States. The foreign markets for the Company’s products may develop more slowly than currently anticipated. Also, the Company’s ability to expand the sale of certain of its products internationally is limited by the necessity of obtaining regulatory approval in new countries. The Company anticipates that its non-Canadian, foreign sales will generally be invoiced in U.S. dollars, and does not currently plan to engage in foreign currency hedging transactions. As the Company expands its international operations, however, it may allow payment in foreign currencies, and exposure to losses in foreign currency transactions may increase. The Company may choose to limit any currency exposure through the purchase of forward foreign exchange contracts or other hedging strategies. The Company’s future currency hedging strategies if employed may not be successful.
The Company’s dependence on contract manufacturers and suppliers could result in product delivery delays.
     The Company currently uses contract manufacturers to manufacture a significant portion of its NetPerformer products. The Company’s reliance on contract manufacturers involves a number of risks, including the absence of adequate capacity, the unavailability of, or interruptions in access to necessary manufacturing processes and reduced control over delivery schedules. If the Company’s manufacturers are unable or unwilling to continue manufacturing the Company’s products and components in required volumes, then the Company will have to identify one or more acceptable alternative manufacturers. Furthermore, the use of new manufacturers may cause significant interruptions in supply if the new manufacturers have difficulty manufacturing products to the Company’s specifications. Further, the introduction of new manufacturers may increase the variance in the quality of the Company’s products. In addition, the Company relies upon third-party suppliers of specialty components and intellectual property used in its products. It is possible that a component needed to complete the manufacture of the Company’s products may not be available at acceptable prices or on a timely basis, if at all. Inadequate supplies of components, or the loss of intellectual property rights, could affect the Company’s ability to deliver products to its customers. Any significant interruption in the supply of the Company’s products would result in the reduction of product sales to customers, which in turn could permanently harm the Company’s reputation in the industry.
The Company may be subject to litigation.
     The Company may be subject to claims involving how the Company conducts its business or the market for or issuance of the Common Stock or other securities. Any such claims against the Company may affect its business, results of operations and financial conditions. Such claims, including those without merit, could require the Company to pay damages or settlement amounts and would require a substantial amount of time and attention from the Company’s senior management as well as considerable legal expenses. Although the Company does not anticipate that its activities would warrant such claims, there can be no assurances that such claims will not be made.
The Company derives a substantial amount of its revenues from channel distribution partners and such revenues may decline significantly if any major partner cancels or delays a purchase of its products.
     The Company uses an indirect sales model to derive a substantial portion of its revenue. Failure to generate revenue as expected from this channel could have a material adverse effect on the Company’s results of operations and financial condition.
     No channel partner or distributor is obligated to purchase additional products or services from the Company. Accordingly, present and future partners may terminate their purchasing arrangements with the Company or significantly reduce or delay their orders. Any termination, change, reduction or delay in orders could have a material adverse effect on the Company’s results of operations and financial condition. In addition, the Company currently has varying distribution, marketing and development arrangements with its partners. There is no assurance that the Company will continue to enjoy the support and cooperation that it has historically experienced from these parties or their associated distribution channels. Also, there is no certainty that these parties will continue to offer the Company’s products in their sales portfolio. It is possible that these vendors may seek to offer broader product lines and solutions that are competitive with the Company’s products. In addition, they may change their distribution models which could negatively impact revenues of the Company. Furthermore, the Company must correctly anticipate the price, performance and functionality requirements of these partners and must successfully develop products that meet end user requirements and make these products available on a timely basis and in sufficient quantities in order to sustain and grow its business.
The Company’s inability to develop and maintain relationships with key technology suppliers could harm its ability to sustain and grow its business.
     The success of the Company depends to a significant degree upon its continued relationships with leading technology suppliers. The standards for telephony equipment and data networks are evolving, and the Company’s products may not be compatible with new technology standards that may emerge. If the Company is unable to provide its customers with interoperable solutions, then they may make purchases from vendors who provide the requisite product interoperability. This could have a material adverse effect on the Company’s results of operations and financial condition.
FORWARD-LOOKING STATEMENTS
     This prospectus, including the sections of this prospectus titled “Prospectus Summary” and “Risk Factors” and other sections, contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include certain statements regarding intent, belief or current expectations about matters (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words). Forward-looking statements are also statements that are not statements of historical fact. Because these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. These factors include, among others:
•	the volatility of the price of the Common Stock;

•	the Company’s ability to fund future growth;

•	the Company’s ability to be profitable;

•	the Company’s ability to attract and retain qualified personnel;

•	general economic conditions of the telecommunications market;

•	the Company’s research and development expenditures;

•	market demand for, and market acceptance of, the Company’s products;

•	legal claims against the Company, including, but not limited to, claims of patent infringement;

•	the Company’s ability to protect the Company’s intellectual property;

•	defects in the Company’s products;

•	the Company’s obligations to indemnify certain customers;

•	the Company’s exposure to risks inherent in international operations and emerging markets;

•	the Company’s dependence on contract manufacturers and suppliers;

•	general economic and business conditions;

•	other risks and uncertainties included in the section of this prospectus titled “Risk Factors”; and

•	other factors disclosed in the Company’s other filings made with the SEC.

THE COMPANY
General
     The Company is a global technology provider of next-generation network packet-based bundled technology solutions for service providers. These products enable customers to reduce communications costs, generate additional revenue and secure and optimize network bandwidth. The Company focuses on softswitch, prepaid and compression technologies that optimize bandwidth and enable next-generation protocols such as VoIP, as well as other advanced protocols. The Company is creating open and scalable solutions that are compatible with industry standards and are in emerging high growth areas in international and domestic communications markets.
     The Company’s continuing operations include two separate business segments: (i) the Packet-based Technologies Group, which includes the Company’s softswitch, I-Master and NetPerformer divisions and the Company’s subsidiary Telemate.Net Software, Inc.; and (ii) the Advanced Applications Services Group, which includes the Company’s technical applications support group. The Packet-based Technologies Group includes domestic and international sales of hardware and software, integration, applications and technical training and support. The Packet-based Technologies Group offers software-based solutions (which include hardware) for companies seeking to build private, packet-based voice and data networks. In addition, the Packet-based Technologies Group offers software-based solutions for Internet access and usage management that include call accounting and usage reporting for Internet protocol network devices. The Advanced Applications Services Group includes outsourced technical application services and application installation and training services to outside customers, as well as customers of the Company’s Packet-based Technologies Group.
     The Company’s headquarters is located at 400 Galleria Parkway, Suite 200, Atlanta, Georgia 30339, and the Company’s telephone number at that location is (678) 589-3500. The Company maintains a worldwide web address at www.verso.com.
Packet-based Technologies Group
     The Packet-based Technologies Group develops softswitch, software and hardware-based converged packet solutions that use next-generation protocols such as VoIP, as well other advanced protocols for specialized applications such as a Global System for Mobile Communication (“GSM”) backhaul and voice/data over satellite transmissions. The Packet-based Technologies Group focuses on the VoIP, GSM and pre-paid sectors of the communications industry. The Packet-based Technologies Group’s solutions enable service providers to deploy highly efficient converged communication networks which are more cost-effective to operate and which enhance revenues by supporting innovative, higher margin services. The Packet-based Technologies Group differentiates its solutions portfolio from those of the Company’s competitors by providing complete, end-to-end bundled solutions that range from the central core to the edge of the network, as well as offering applications that result in revenue generating end solutions.
     In the first quarter of 2003, the Company acquired substantially all of the operating assets of Clarent Corporation, a pioneer in packet-based technology. The acquisition included Clarent Corporation’s softswitch and NetPerformer product lines. Today, the Clarent® product line supports a variety of diverse business applications from enterprise managed services and retail calling cards to wholesale Internet protocol (“IP”) telephony, IP network clearing services, international long distance and residential dial tone services, as well as network optimization solutions for industry segments such as satellite operators. In August 2004, the Company began working with WSECI, Inc., formerly known as Jacksonville Technology Associates, Inc. (“WSECI”), to resell WSECI’s open and next-generation based pre-paid and post-paid I-Master® solution. This solution is scalable to Tier 1 and Tier 2 carriers and is compatible with other equipment provider’s technologies, including the Company’s technologies, and as such, presents a larger market opportunity for the Company. In March 2005, the Company acquired substantially all the operating assets of WSECI.

     In 2005, the Company’s primary base of customers of the Packet-based Technologies Group consisted of emerging international service providers and domestic rural carriers, as well as a base of large, international Tier I communications carriers and Internet service providers. In an effort by the Company to sell to larger customers and to close larger individual carrier sales, the Company has been bundling its products into packaged solutions, a strategy that the Company hopes will result in larger initial sales and greater long-term opportunities. The Company is leveraging its worldwide installed base of customers towards sales of the Company’s newest Edge Access solutions. In addition, the Company is focusing on building a more efficient network of larger distributors that include original equipment manufacturer partners that will enable the Company to leverage these partners to better scale the growth of the business.
Advanced Applications Services Group
     The Company’s Advanced Applications Services Group consists of the Company’s technical applications support group which provides outsourced technical application services and application installation and training services to outside customers and customers of the Company’s Packet-based Technologies Group.
     The Company’s Advanced Applications Services Group delivers full-service, custom technical support to customers that want to ensure satisfaction with each end-user technology interaction, and supports all of the Company’s product lines, allowing the Company to better leverage resources while ensuring the highest level of customer support. The Company’s Advanced Applications Services Group delivers 24 x 7 help desk support, Tier I, II and III product support, in-sourcing, on-site deployment services, hardware and software training, and project management resources in support of over 10,000 end-users and more than 2,500 internet hot spots around the world.
SELLING SHAREHOLDERS
     The Selling Shareholders may use this prospectus for the resale of shares of Common Stock being registered hereunder for their account, although no Selling Shareholder is obligated to sell any such shares. The 11,506,098 shares of Common Stock offered by this prospectus include the following:
(i) 10,882,308 shares of Common Stock issued or issuable in connection with the Company’s private placement of securities consummated on February 17, 2006 (the “2006 Private Placement”). In the 2006 Private Placement, the Company sold units consisting of one share of Common Stock and a warrant to purchase one share of Common Stock (the “2006 Private Placement Warrants”). The 2006 Private Placement Warrants are exercisable for shares of Common Stock at an exercise price of $1.56 per share from August 18, 2006 (the “Exercise Date”) until August 18, 2011, subject to anti-dilution adjustments for stock splits, stock dividends, capital reorganizations and similar corporate events. The Company has the right to purchase any of the 2006 Private Placement Warrants (the “Call Option”) at a purchase price equal to $0.001 per share of Common Stock for which such warrant is then exercisable. The Call Option is only exercisable by the Company (a) if, at any time after the Exercise Date, the closing price of the Common Stock for ten (10) consecutive trading days equals or exceeds $3.12 per share; and (b) if a registration statement under the Securities Act registering all the shares of Common Stock issuable upon the exercise of the 2006 Private Placement Warrants is effective on the date on which the Company exercises the Call Option.
(ii) 173,538 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock issued to placement agents as compensation for services rendered to the Company in connection with the 2006 Private Placement (the “Compensation Warrants”). The terms and conditions governing the Compensation Warrants are identical to those of the 2006 Private Placement Warrants.
(iii) 295,252 shares of Common Stock issued to the shareholders of WSECI, Inc. (“WSECI”) as contingent consideration in connection with the Company’s acquisition of substantially all of the operating assets of WSECI in March of 2005 (the “Asset Purchase”) pursuant to the Asset Purchase Agreement entered into on February 23, 2005 between WSECI, the Company, and the shareholders of WSECI (the “Asset Purchase Agreement”). The Asset Purchase Agreement obligated the Company to issue additional contingent consideration to WSECI of up to $5.0 million based on the sales of certain WSECI products and services during the 18-month period following the completion of the Asset Purchase. This contingent consideration is payable in cash or shares of Common Stock at the election of the Company. As of May 31, 2006, WSECI has earned contingent consideration in the amount of $519,551, which the Company has paid by issuing to the shareholders of WSECI an aggregate of 342,478 shares of Common Stock.
(iv) 155,000 shares of Common Stock issued to persons and entities that furnished certain investment advisory, investment banking and investor relations services to the Company.
     The following table sets forth certain information regarding the Selling Shareholders and the shares of Common Stock beneficially owned by each of them. All information contained in the table is as of May 31, 2006. The Company is not able to estimate the number of shares of Common Stock that will be held by the Selling Shareholders after the completion of this offering because those Selling Shareholders may offer all, some, or none of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares. The holders of the 2006 Private Placement Warrants and the Compensation Warrants are not required to exercise the warrants for shares of Common Stock. Except as set forth in the table below, none of the Selling Shareholders is an affiliate of the Company. The following table assumes that all of the shares of Common Stock being registered hereby will be sold.

					Shares Beneficially
	Shares of Common				Owned After
	Stock Beneficially		Number of		Completion of
	Owned Prior to the		Shares		the Offering (1)(2)(3)
Selling Shareholders	Offering (1)(2)		Being Offered (2)		Number (4)	Percent
Jeffrey Auguste(5)(6)	19,423		10,318	(7)	9,105	*
Jack O. Baggett	45,000		80,000	(8)	5,000	*
Daniel Bakovich	7,692		11,538	(9)	0	*
Raymond Barbush III	34,462		51,693	(10)	0	*
Deborah F. Bash	120,000		160,000	(11)	40,000	*
Kenneth R. Bates	20,000		30,000	(12)	0	*
Joel Bellows	73,462		110,193	(13)	0	*
Miguel Blanco(6)	7,713		4,712	(7)	3,001	*
Gary Blum	20,000		30,000	(14)	0	*
Broadview Holdings, Inc.	38,692		58,038	(15)	0	*
John F. Carter	20,000		30,000	(16)	0	*
Kelly P. Collins(6)	38,414		20,911	(7)	17,503	*
Croft & Bender LLC	50,000		50,000	(17)	0	*
Jack C. Demetree, Jr.	176,000	(18)	200,000	(19)	76,700	*
Frank DiLeonardo	20,000		30,000	(20)	0	*
James Allen Draa(5)(6)	116,269		66,572	(7)	49,695	*
Sigmund Eisenschenk	618,931		1,389,110	(21)	0	*
Edmund Fahey	8,000		12,000	(22)	0	*
Henry S. Fisher, Jr.	58,231		87,346	(23)	0	*
William Floersch	7,923		11,885	(24)	0	*
Robert B. Frailey, Jr.	40,000		80,000	(25)	0	*
Alan and Terry Gault	30,000		45,000	(26)	0	*
Morse Geller(6)	25,284		13,141	(7)	12,143	*
Glenbrook Capital LP	80,000		160,000	(27)	0	*
Global Vision Investment Group, LLC	0		12,000	(28)	0	*
Garth and Judith Gottschaok	7,700		11,550	(29)	0	*
Michael Griffith	30,000		60,000	(30)	0	*

					Shares Beneficially
	Shares of Common				Owned After
	Stock Beneficially		Number of		Completion of
	Owned Prior to the		Shares		the Offering (1)(2)(3)
Selling Shareholders	Offering (1)(2)		Being Offered (2)		Number (4)		Percent
Dennis M. Hayes	11,600		17,400	(31)	0		*
Gary Herstein	20,000		33,750	(32)	0		*
Gregory L. Hoover	50,000		100,000	(33)	0		*
Kathleen F. Hopkins	31,831		38,462	(34)	12,600		*
Iroquois Master Fund Ltd.	1,666,154	(35)	2,692,308	(36)	320,000	(35)	*
J.P. Turner Partners, LLP	80,000		80,000	(37)	0		*
Mark Lieberman	38,230		57,345	(38)	0		*
Jeffrey Liggett	20,000		30,000	(39)	0		*
Lincoln Securities Inc.	119,462		121,693	(40)	45,000		*
Ines H. Mahon	110,540		100,000	(41)	60,540		*
William K. Mahon	98,007		100,000	(42)	48,007		*
Mannon Mehra(6)	10,554		6,318	(7)	4,236		*
Kent W. Miller	20,000		40,000	(43)	0		*
Richard Molinsky	195,800		100,000	(44)	145,800		*
Joseph A. Noel	25,000		25,000	(45)	0		*
Olympus Securities, LLC	0		161,538	(46)	0		*
Orion Partners I, LLP	39,000		61,000	(47)	0		*
Pentagon Properties, LLC	155,740		200,000	(48)	55,740		*
Andrew Perry	58,231		87,346	(49)	0		*
David A. Pitts(5)(6)	48,901		25,419	(7)	23,482		*
Rollin Polonitza	19,230		28,845	(50)	0		*
Prescott Group Aggressive Small Cap Masters Fund	2,177,783	(51)	1,538,462	(52)	1,408,552	(51)	6.62
Artur Providakes(6)(53)	64,922		35,206	(7)	29,716		*
Donald Ratajczak	407,692		615,384	(54)	100,000		*
Richard J. Rescigno	50,000		100,000	(55)	0		*
Ronald J. Saul	187,580	(56)	80,000	(57)	147,580		*
Marc J. Schwartz	60,000		100,000	(58)	10,000		*
Hubert Senters	20,000		30,000	(59)	0		*
Denise Shull	40,000		40,000	(60)	0		*
George R. Smith	85,000		150,000	(61)	10,000		*
Michael Solomon	96,000		144,000	(62)	0		*
Jennifer Spino	8,077		12,115	(63)	0		*
Michael R. Stamps	80,000		160,000	(64)	0		*
Gary S. Teplis	540,000		80,000	(65)	500,000		1.63
Jerrome Tillem	60,769		101,538	(66)	10,000		*
Joy Wallace Revocable Grantor Trust	15,000		22,500	(67)	0		*
Donald Winton	96,000		607,577	(68)	0		*
Eyal Wiransky(5)(6)	67,456		36,754	(7)	30,702		*
Robert H. Wood	365,769		548,653	(69)	0		*
Robert Todd Wood	36,385		55,577	(70)	0		*
John Ziros(6)(71)	131,538		75,901	(7)	55,637		*

*	Less than 1% of the issued and outstanding shares of Common Stock as of May 31, 2006.

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which a Selling Shareholder is deemed to have beneficial ownership of any shares of Common Stock that such shareholder has the right to acquire within 60 days of May 31, 2006. The information in this column does not include shares of Common

Stock issuable upon exercise of the 2006 Private Placement Warrants or the Compensation Warrants held by the Selling Shareholders because such warrants are not exercisable with 60 days of May 31, 2006.

(2)	As indicated in the footnotes below, certain of the shares of Common Stock offered by this prospectus are shares issuable upon exercise of the 2006 Private Placement Warrants and the Compensation Warrants. These shares are not beneficially owned by the Selling Shareholders because such warrants are not exercisable within 60 days of May 31, 2006.

(3)	Based upon 33,104,196 shares of Common Stock outstanding as of May 31, 2006. For the purposes of computing the percentage of outstanding shares of Common Stock held by each Selling Shareholder named above, any shares which such shareholder has the right to acquire within 60 days of May 31, 2006, are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other Selling Shareholder.

(4)	Assumes that all shares of Common Stock being offered and registered hereunder are sold, although the Selling Shareholders are not obligated to sell any such shares.

(5)	Messrs. Auguste, Draa, Pitts, and Wiransky are currently employees of the Company. Their employment began upon closing of the Asset Purchase on March 31, 2005. From August 2004 until March 31, 2005, these individuals provided services to the Company as contractors under an agreement between WSECI and the Company.

(6)	In connection with the Asset Purchase, the Company entered into with the shareholders of WSECI (i) a Registration Rights Agreement dated as of March 31, 2005 (the “WSECI Registration Rights Agreement”); and (ii) a Seller Non-Competition Agreement dated as of March 31, 2005 (the “Non-Competition Agreement”). Pursuant to the WSECI Registration Rights Agreement, the Company has filed with the SEC (a) a registration statement on Form S-3 (No. 333-126223) registering the resale of 189,997 shares of Common Stock issued to the shareholders of WSECI upon completion of the Asset Purchase and (b) the registration statement on Form S-3 of which this prospectus is a part registering the resale of the 295,252 shares of Common Stock issued to the shareholders of WSECI as contingent consideration pursuant to the Asset Purchase Agreement. Pursuant to the Non-Competition Agreement, WSECI and each of its shareholders agreed not to (i) engage for a period of two years after the Asset Purchase (the “Period”) in activities which are competitive with the business conducted by WSECI prior to the Asset Purchase (the “Protected Activities”); (ii) solicit during the Period any person employed by WSECI during the six-month period prior to the Asset Purchase who was engaged in the business conducted by WSECI prior to the Asset Purchase; (iii) contact, solicit, service or otherwise have any dealings during the period with any person or entity with whom the Company has a business relationship related to the Protected Activities; or (iv) use for any purpose or disclose to any person during the Period any confidential information concerning the business conducted by WSECI prior to the Asset Purchase.

(7)	Represents shares issued as contingent consideration in connection with the Asset Purchase pursuant to the Asset Purchase Agreement.

(8)	Includes 40,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant.

(9)	Includes 3,846 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Bakovich acquired the securities registered hereby for his account from Mr. Sigmund Eisenschenk (“Eisenschenk”). Eisenschenk purchased 1,923,077 shares of Common Stock and a 2006 Private Placement Warrant to purchase 1,923,077 shares of Common Stock in the 2006 Private Placement. He transferred a total of 1,304,146 shares of such Common Stock and Private Placement Warrants to purchase 1,152,898 shares of Common Stock to certain third parties on April 5, 2006 (the “Eisenschenk Transfer”).

(10)	Includes 17,231 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant.

(11)	Includes 80,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant.

(12)	Includes 10,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Bates acquired the securities registered hereby for his account in the Eisenschenk Transfer.

(13)	Includes 36,731 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Bellows acquired the securities registered hereby for his account in the Eisenschenk Transfer.

(14)	Includes 10,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Blum acquired the securities registered hereby for his account in the Eisenschenk Transfer.

(15)	Includes 19,346 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Broadview Holdings, Inc. (“Broadview”) acquired the securities registered hereby for its account in the Eisenschenk Transfer. Michael T. Lyon, the president of Broadview, exercises on behalf of Broadview voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of Broadview.

(16)	Includes 10,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Carter acquired the securities registered hereby for his account in the Eisenschenk Transfer.

(17)	Represents shares of Common Stock issued as compensation to Croft & Bender LLC (“Croft”) for financial advisory services under agreements between the Company and Croft dated January 27, 2006 and March 3, 2006. Edward S. Croft, III, the managing director of Croft, exercises on behalf of Croft voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of Croft. Croft is a registered broker-dealer. Croft has certified to the Company that it obtained the Common Stock registered hereby for its account in the ordinary course of business, and at the time of such acquisition, it had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(18)	Includes 31,600 shares of Common Stock held by Mr. Demetree’s spouse.

(19)	Includes 100,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant.

(20)	Includes 10,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. DiLeonardo acquired the securities registered hereby for his account in the Eisenschenk Transfer.

(21)	Includes 770,179 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Eisenschenk purchased 1,923,077 shares of Common Stock and a 2006 Private Placement Warrant to purchase 1,923,077 shares of Common Stock in the 2006 Private Placement. He transferred 1,304,146 shares of such Common Stock and 2006 Private Placement Warrants to purchase 1,152,898 shares of Common Stock in connection with the Eisenschenk Transfer.

(22)	Includes 4,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Fahey acquired the securities registered hereby for his account in the Eisenschenk Transfer.

(23)	Includes 29,115 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Fisher acquired the securities registered hereby for his account in the Eisenschenk Transfer.

(24)	Includes 3,962 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Floersch acquired the securities registered hereby for his account in the Eisenschenk Transfer. Mr. Floersch is a registered broker-dealer. He has certified to the Company that he purchased the Common Stock and the 2006 Private Placement Warrant in the ordinary course of business, and at the time of such purchase, he had no agreements or understandings, directly or indirectly, with any person to distribute such securities

(25)	Includes 40,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant.

(26)	Includes 15,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. The Gaults acquired the securities registered hereby for his account in the Eisenschenk Transfer.

(27)	Includes 80,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Robert W. Lishman, the president of Glenbrook Capital LP (“Glenbrook”), exercises on behalf of Glenbrook voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of Glenbrook.

(28)	Represents 12,000 shares of Common Stock issuable upon exercise of a Compensation Warrant paid to Global Vision Investments, LLC (“Global”) as compensation for placement agent services rendered by Global in connection with the 2006 Private Placement. Darren H. Bryant, the president of Global, exercises on behalf of Global voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of Global.

(29)	Includes 3,850 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. The Gottschaoks acquired the securities registered hereby for their account in the Eisenschenk Transfer.

(30)	Includes 30,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant.

(31)	Includes 5,800 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Hayes acquired the securities registered hereby for his account in the Eisenschenk Transfer.

(32)	Includes 13,750 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Herstein acquired the securities registered hereby for his account in the Eisenschenk Transfer.

(33)	Includes 50,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant.

(34)	Includes 19,231 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant.

(35)	Includes 320,000 shares of Common Stock issuable upon exercise of a Series A Warrant (the “Series A Warrant”) issued to Iroquois Capital LP (“Iroquois Capital”) in connection with the Company’s 6% Senior Unsecured Convertible Debentures dated February 4, 2005 (the “Senior Debentures”). Joshua Silverman exercises voting and dispositive power with respect to the foregoing securities on behalf of Iroquois Capital as well as with respect to the Common Stock registered hereby for the account of Iroquois Master Fund Ltd.. Upon conversion of the Senior Debentures, Iroquois Capital would be issued 800,000 shares of Common Stock. The Senior Debentures are due February 2009 and are convertible at an initial conversion price of $3.00 per share, subject to customary anti-dilution adjustments and to certain limitations. Interest on the Senior Debentures is payable on a quarterly basis beginning in April 2005, and principal on the Debentures is payable on a quarterly basis beginning in August 2006. The Series A Warrants are exercisable for shares of Common Stock from February 4, 2006 through February 4, 2010, at an initial exercise price of $3.60 per share, subject to customary anti-dilution adjustments and certain limitations.

(36)	Includes 1,346,154 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant.

(37)	Represents shares of Common Stock issued to J.P. Turner Partners LLP (“Turner”) as compensation for investor and business advisory services under an agreement between J.P. Turner & Company LLC, an affiliate of Turner, and the Company dated September 15, 2005. William L. Mello, the president of Turner, exercises on behalf of Turner voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of Turner. Turner is an affiliate of a registered broker-dealer. It has certified to the Company that it acquired the Common Stock in the ordinary course of business, and at the time of such acquisition, it had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(38)	Includes 19,115 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Lieberman acquired the securities registered hereby for his account in the Eisenschenk Transfer.

(39)	Includes 10,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Liggett acquired the securities registered hereby for his account in the Eisenschenk Transfer.

(40)	Includes 47,231 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Lincoln Securities Inc. (“Lincoln”) acquired the securities registered hereby for its account in the Eisenschenk Transfer. Gregg Rzepczynski, the president of Lincoln, exercises on behalf of Lincoln voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of Lincoln.

(41)	Includes 50,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant.

(42)	Includes 50,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant.

(43)	Includes 20,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant.

(44)	Includes 50,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant.

(45)	Represents shares of Common Stock issued to Mr. Noel as compensation for investor relations services under a Professional Services Agreement entered into by Mr. Noel and the Company, dated March 3, 2006.

(46)	Represents 161,538 shares of Common Stock issuable upon exercise of a Compensation Warrant paid to Olympus Securities, LLC (“Olympus”) as compensation for placement agent services rendered by Olympus in connection with the 2006 Private Placement. James Carrazza, the president of Olympus, exercises on behalf of Olympus voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of Olympus. Olympus is a registered broker-dealer. It has certified to the Company that it received the Compensation Warrant in the ordinary course of business, and at the time of such receipt, it had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(47)	Includes 22,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Orion Partners I, LLP (“Orion”) acquired the securities registered hereby for its account in the Eisenschenk Transfer. Michael Regidor, the managing partner of Orion, exercises on behalf of Orion voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of Orion.

(48)	Includes 100,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Jack C. Demetree, Jr., the managing member of Pentagon Properties, LLC (“Pentagon”), exercises on behalf of Pentagon voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of Pentagon. Mr. Demetree also owns Common Stock and a 2006 Private Placement Warrant for his own account as disclosed in the table above.

(49)	Includes 29,115 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Perry acquired the securities registered hereby for his account in the Eisenschenk Transfer.

(50)	Includes 9,615 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Polonitza acquired the securities registered hereby for his account in the Eisenschenk Transfer.

(51)	On January 30, 2006, a Schedule 13G was filed with the SEC by Prescott Group Capital Management, L.L.C. (“Prescott”) reporting that Prescott is the beneficial owner of 1,408,552 shares of Common Stock. Subsequent to that filing, Prescott purchased 769,231 shares of Common Stock and a 2006 Private Placement Warrant to purchase 769, 231 shares of Common Stock from the Company in the 2006 Private Placement. Based on this ownership, Prescott owns approximately 6.62% of the outstanding Common Stock.

(52)	Includes 769,231 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Phil Frohlich, the manager of Prescott Group Aggressive Small Cap Masters Fund (“Prescott”), exercises on behalf of Prescott voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of Prescott.

(53)	Mr. Providakes was an employee of the Company from March 31, 2005 until February 2006. From August 2004 until March 31, 2005, Mr. Providakes provided services to the Company as a contractor under an agreement between WSECI and the Company.

(54)	Includes 307,692 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Ratajczak is an affiliate of a registered broker-dealer. He has certified to the Company that he purchased the Common Stock and 2006 Private Placement Warrant in the ordinary course of business, and at the time of such purchase, he had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(55)	Includes 50,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant.

(56)	Includes 2,075 shares of Common Stock owned by Mr. Saul’s spouse.

(57)	Includes 40,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant.

(58)	Includes 50,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant.

(59)	Includes 10,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Senters acquired the securities registered hereby for his account in the Eisenschenk Transfer.

(60)	Includes 40,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Ms. Shull acquired the securities registered hereby for her account in the Eisenschenk Transfer.

(61)	Includes 75,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant.

(62)	Includes 48,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Solomon acquired the securities registered hereby for his account in the Eisenschenk Transfer.

(63)	Includes 4,038 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Ms. Spino acquired the securities registered hereby for her account in the Eisenschenk Transfer.

(64)	Includes 80,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant.

(65)	Includes 40,000 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant.

(66)	Includes 50,769 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant.

(67)	Includes 7,500 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. The Joy Wallace Revocable Grantor Trust (the “Wallace Trust”) acquired the securities registered hereby for its account in the Eisenschenk Transfer. Joy Wallace, the trustee of the Wallace Trust, exercises on behalf of the Wallace Trust voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Wallace Trust.

(68)	Includes 511,577 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Winton acquired the securities registered hereby for his account in the Eisenschenk Transfer.

(69)	Includes 182,884 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Wood acquired the securities registered hereby for his account in the Eisenschenk Transfer.

(70)	Includes 19,192 shares of Common Stock issuable upon exercise of a 2006 Private Placement Warrant. Mr. Wood acquired the securities registered hereby for his account in the Eisenschenk Transfer.

(71)	Mr. Ziros was an employee of the Company from April, 2005 until January 3, 2006.
USE OF PROCEEDS
     The Company will not receive any of the proceeds of any sale by any Selling Shareholder of the Common Stock registered hereby.
PLAN OF DISTRIBUTION
     The Selling Shareholders and any of their assignees and successors-in-interest (but not any pledgee of any such persons) may, from time to time, sell any or all of their shares of Common Stock registered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with a Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law and not otherwise prohibited by this prospectus.
     The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     Notwithstanding any of the foregoing, neither the Selling Shareholders, nor any of their assignees or successors-in-interest, may use this prospectus to sell (directly or indirectly) any shares of Common Stock through any put or call options, short sales or other types of hedging transactions with respect to shares of Common Stock.
     Broker-dealers engaged by any Selling Shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from such Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. None of the Selling Shareholders expect these commissions and discounts to exceed what is customary in the types of transactions involved.
     The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
WHERE YOU CAN FIND MORE INFORMATION
     The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information the Company files with the SEC at the SEC’s public reference room located at 100 F Street, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The Company’s filings with the SEC are also available to the public from commercial document retrieval services and through the web site maintained by the SEC at www.sec.gov. The Company’s internet address is www.verso.com.
     The SEC allows the Company to “incorporate by reference” the information the Company files with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that the Company files later with the SEC will automatically update and supersede this information. The Company incorporates by reference the following documents that the Company has filed with the SEC and the Company’s future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until all of the securities offered hereby are sold:
(i)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2005;

(ii)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

(iii)	the Company’s Current Reports on Form 8-K filed with the SEC on February 22, 2006, February 24, 2006, April 7, 2006, April 14, 2006, April 18, 2006, April 28, 2006, May 4, 2006 and May 16, 2006; and

(iv)	the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A (file no. 0-22190), filed with the SEC on August 24, 1993.

     You may request a copy of these filings at no cost, by writing the Company at the following address or calling the Company at the following telephone number:
Verso Technologies, Inc.
400 Galleria Parkway
Suite 200
Atlanta, Georgia 30339
Attn: Corporate Secretary
(678) 589-3500
     Except for those instances in which a specific date is referenced, the information in this prospectus is accurate as of [___], 2006. You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. The Company has not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this prospectus. Therefore, if anyone gives you different or additional information, then you should not rely on it.
EXPERTS
     The consolidated financial statements and schedule of Verso Technologies, Inc. and its subsidiaries as of December 31, 2005 and 2004, and for the years ended December 31, 2005 and 2004, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of Grant Thornton LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as an expert in accounting and auditing.
     The consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2003 of Verso Technologies, Inc. and subsidiaries and the related financial statement schedule have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm (“KPMG”), incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The Company has agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on the Company’s past financial statements incorporated by reference in this registration statement.
LEGAL MATTERS
     Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota, has passed upon the validity of the shares of the Common Stock offered by this prospectus.

11,506,098 SHARES
VERSO TECHNOLOGIES, INC.
COMMON STOCK

PROSPECTUS

[                    ], 2006
No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with any offering to be made by the prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this prospectus or in the affairs of the Company since the date hereof.

PROSPECTUS

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee	$1,551
Printing Fees and Expenses	0
Legal Fees and Expenses	85,000
Accounting Fees and Expenses	40,000
Miscellaneous	3,449
Total	$85,000
Item 15. Indemnification of Directors and Officers
     Article V of the Company’s articles of incorporation limits the liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act (the “MBCA”). Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit.
     Article IV of the Company’s articles of incorporation gives the Company the power and authority to provide indemnification to officers, directors, employees and agents of the Company to the fullest extent permissible under the MBCA. Section 302A.521 of the MBCA requires that the Company indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the Company. Reference is made to the detailed terms of Section 302A.521 of the MBCA for a complete statement of such indemnification rights.
     Article VII of the Company’s bylaws provides that the Company shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by the MBCA, as now enacted or hereafter amended, provided that a determination is made in each case, in the manner required by such statute, that the person seeking indemnification is eligible therefor.
     The Company maintains directors’ and officers’ liability insurance, including a reimbursement policy in favor of the Company. The Company has also entered into indemnification agreements with certain of its directors and non-director officers at the level of Vice President and above. The Company’s shareholders ratified such agreements at the 2001 annual meeting of shareholders of the Company.
Item 16. Exhibits
     The exhibits filed with this registration statement or incorporated herein by reference are set forth on the Exhibit Index set forth elsewhere herein.

Item 17. Undertakings
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(A)	Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     That, for the purpose of determining liability of a Registrant under the Securities Act to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing this amendment No. 1 on Form S-A and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 2, 2006.

VERSO TECHNOLOGIES, INC. /s/ Montgomery L. Bannerman
Montgomery L. Bannerman
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Montgomery L. Bannerman	Chief Executive Officer	June 2, 2006
Montgomery L. Bannerman	(Principal Executive Officer)

/s/ Juliet M. Reising	Executive Vice President, Chief	June 2, 2006
Juliet M. Reising	Financial Officer (Principal Financial
Officer and Principal Accounting
Officer) and Secretary

*	Director	June 2, 2006
Mark H. Dunaway

*	Director	June 2, 2006
Gary H. Heck

*	Director	June 2, 2006
James R. Kanely

*	Director	June 2, 2006
Amy L. Newmark

*	Director	June 2, 2006
Steven A. Odom

*	Director	June 2, 2006
James A. Verbrugge

Director
Willam J. West

*By:	/s/ Juliet M. Reising

Juliet M. Reising, As Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit	Method of Filing
2.1	Asset Purchase Agreement dated as of February 23, 2005 among the Registrant, WSECI, Inc. and the shareholders thereof. (The schedules to the Asset Purchase Agreement have been omitted from this Registration Statement pursuant to Item 601(b)(2) of Regulation S-K, and the Registrant agrees to furnish copies of such omitted schedules supplementally to the SEC upon request.)	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on March 1, 2005.

4.1	Form of Registration Rights Agreement dated as of March 31, 2005 among the Registrant, WSECI, Inc. and the shareholders thereof.	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on March 1, 2005.

4.2	Form of Warrant issued in the Registrant’s February 2006 Private Placement.	Incorporated by reference to Exhibit 4.53 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005.

4.3	Form of Registration Rights Agreement entered into in connection with the Registrant’s February 2006 Private Placement.	Incorporated by reference to Exhibit 4.54 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005.

4.4	Registration Rights Agreement dated March 20, 2006 between the Registrant and Joseph Noel.	Previously filed.

4.5	Registration Rights Agreement dated March 20, 2006 between the Registrant and J.P. Turner & Company, L.L.C.	Previously filed.

4.6	Registration Rights Agreement dated March 20, 2006 between the Registrant and Croft & Bender LLC.	Previously filed.

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP as to the legality of securities being registered.	Filed herewith.

21.1	Subsidiaries of the Registrant.	Incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005.

23.1	Consent of Grant Thornton LLP.	Filed herewith.

23.2	Consent of KPMG LLP.	Filed herewith.

23.3	Consent of Oppenheimer Wolff & Donnelly LLP with respect to its opinion as to the legality of the securities being registered (contained in Exhibit 5.1).	Filed herewith.

24.1	Powers of Attorney (contained on the signature page hereto).	Previously filed.

E-1

Exhibit No.	Exhibit	Method of Filing
99.1	Form of Seller Non-competition Agreement by and among the Registrant and the shareholders of WSECI, Inc.	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on March 1, 2005.

E-2